CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form on Form SB-2 Amendment No.1 of eAutoclaims.com, Inc. of our Auditors' Opinion dated August 13, 1999, with respect to the financial statements of Premier Express Claims, Inc. for the period October 14, 1998 (date of inception) to June 30, 1999.


/s/McGLADREY & PULLEN, LLP

Charlotte, North Carolina